EXHIBIT 107

CALCULATION OF REGISTRATION FEE

FORM S-1

JAAG ENTERPRISES, LTD.

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common Stock, par value $0.0001 per share	3,508,000	$0.05	$175,400	$19.33

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Consisting of 2,508,000 shares of common stock to be sold by the Selling Shareholders, and 1,000,000 shares of stock to be sold by the Company. Proceeds from the sale of shares by the Company will go to the Company, while proceeds from the sale of shares by the selling shareholders will go to the individual selling shareholders.

(3)

There is no current market for the securities and the price at which the shares are being offered has been arbitrarily determined by us and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act, provided however that the shares offered by the Company will be offered for $.05 per share.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.